Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Bio-Rad Laboratories, Inc.:

We consent to the incorporation by reference in the registration statement on Forms S-8 (Nos. 333-220219, 333-144962, 333-133507, 333-124187, 333-53335, 333-53337, 333-179876, 333-197979, and 333-206885) of Bio-Rad Laboratories, Inc. of our reports dated February 28, 2020, with respect to the consolidated balance sheets of Bio-Rad Laboratories, Inc. as of December 31, 2019 and 2018, the related consolidated statements of income, comprehensive income, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes and financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2019, which reports appear in the December 31, 2019 annual report on Form 10-K of Bio-Rad Laboratories, Inc.

Our report refers to a change in the accounting method for lease recognition in 2019, a change in the accounting for revenue recognition in 2018, and a change in the accounting method for equity instruments in 2018.

/s/ KPMG LLP

Santa Clara, California
February 28, 2020